Exhibit 10.10

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (the “Amendment”) is entered into effective as of October 26, 2011 (the “Effective Date”), by and between Michael L. Krall, (the “Executive”) and PURE Bioscience, Inc., a Delaware corporation (the “Company”).

Recitals

A.           The Company and the Executive previously entered into the Amended and Restated Employment Agreement dated as of October 12, 2009 (the “Original Agreement”).

B.           In consideration of the premises, and other good and valuable consideration, receipt of which is hereby acknowledged by the parties, the Company and the Executive desire to amend the Original Agreement to clarify the intended application of Section 409A of the Internal Revenue Code to Executive’s benefits provided under the Original Agreement and to address certain provisions of the 2010 health care reform legislation, each effective as of the Effective Date.

Agreement

The Company and the Executive, intending to be legally bound, agree as follows effective as of the Effective Date:

1.   Amendment of Original Agreement.

(a) Amendment of Section 4.2(b).  Section 4.2(b) of the Original Agreement is hereby amended to add the following provisions to the end thereof:

“Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits or individual policy premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect group health insurance or individual policy continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer, or would have been paid by the Executive for an individual policy, as applicable.  The Health Care Benefit Payment shall be equal to  the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), or would have otherwise paid for the individual policy premium reimbursement, as applicable, and shall be paid until the expiration of the Continuation Period.”

(b) New Section 7.3.  A new Section 7.3 is hereby added to the Original Agreement that reads as follows:

“7.3            The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.”

2.   Miscellaneous Provisions.

(a) Original Agreement.  The Original Agreement, as amended by this Amendment, shall continue in full force and effect after the date hereof.

(b) Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Original Agreement, as amended by this Amendment, have been made or entered into by either party with respect to the subject matter of this Amendment.

In Witness Whereof, each of the parties has executed this Amendment, in the case of the Company by its duly authorized representative, effective as of the day and year first above written.

Executive	Pure Bioscience, Inc.
/s/ Michael L. Krall	/s/ Paul V. Maier
Michael L. Krall	Paul V. Maier, Chairman of the Compensation Committee